EXHIBIT 23
To Board of Directors
Quipp, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Quipp, Inc., file number 333-6355, of our report dated February 23, 1998, relating to the consolidated balance sheets of Quipp, Inc. and subsidiary as of December 31, 1997and 1996, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Quipp, Inc.

/s/ KPMG Peat Marwick LLP
Miami, Florida
February 23, 1998